                                                                      Exhibit 21

                          LANCASTER COLONY CORPORATION
                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT

                                                  State            Percent of
         Name                               of Incorporation       Ownership
         ----                               ----------------       ----------
Colony Printing & Labeling, Inc.                 Indiana              100%
Dee Zee, Inc.                                    Ohio                 100%
E. O. Brody Company                              Ohio                 100%
Fostoria Glass, LLC                              Ohio                 100%
Indiana Glass Company                            Indiana              100%
Jackson Plastics Operations, Inc.                Ohio                 100%
LRV Acquisition Corp.                            Ohio                 100%
LaGrange Molded Products, Inc.                   Delaware             100%
Lancaster Colony Commercial Products, Inc.       Ohio                 100%
Lancaster Glass Corporation                      Ohio                 100%
New York Frozen Foods, Inc.                      Ohio                 100%
Pretty Products, Inc.                            Ohio                 100%
T. Marzetti Company                              Ohio                 100%
The Quality Bakery Company, Inc.                 Ohio                 100%
Reames Foods, Inc.                               Iowa                 100%
Waycross Molded Products, Inc.                   Ohio                 100%

All subsidiaries conduct their business under the names shown.